Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                (414) 570-4000
                                                www.midwestexpress.com
                                                Traded: NYSE - MEH

Media Inquiries: Lisa Bailey, (414) 570-3649, (414) 467-5753 or
                   lbailey@midwest-express.com
Analyst/Investor Inquiries: Dennis O'Reilly, (414) 570-3954 or
                   doreilly@midwest-express.com

FOR IMMEDIATE RELEASE
June 20, 2002


                MIDWEST EXPRESS HOLDINGS COMPLETES $21.9 MILLION
                        PRIVATE PLACEMENT OF COMMON STOCK

Milwaukee, Wisconsin, June 20, 2002 - Midwest Express Holdings, Inc. (NYSE: MEH) today announced that it raised gross proceeds of approximately $21.9 million through the private placement of 1,675,000 shares of the company's common stock to qualified institutional investors at $13.09 per share. Net proceeds, after commissions and expenses, of approximately $20.4 million are expected to be used to reduce indebtedness and provide general working capital, including capital required to support the startup of the new Boeing 717 aircraft program.

Robert W. Baird & Co. Incorporated served as the exclusive placement agent in connection with the private placement, while Raymond James & Associates acted as an advisor to the company.

As a result of the successful private placement of the stock, the management of Midwest Express Holdings has decided not to apply for a federally guaranteed loan under the Air Transportation Safety and System Stabilization Act.

The common stock sold to the investors was not registered under the Securities Act of 1933, as amended. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. As part of the transaction, the company has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission for purposes of registering the resale of the shares of common stock issued in the private placement. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such states. Any offering of Midwest Express Holdings, Inc. common stock under the resale registration statement will be made only by means of a prospectus.



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Midwest Express
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Midwest Express Holdings, Inc. is the holding company for Midwest Express
Airlines, a premium-service airline headquartered in Milwaukee. Midwest Express Airlines features nonstop jet service to major destinations throughout the United States. Astral Aviation, Inc. - its wholly owned subsidiary - operates Skyway Airlines, The Midwest Express Connection, which offers connections to Midwest Express as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines fly to 50 cities. More information is available at www.midwestexpress.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments and political events.